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EXHIBITS

Exhibit No.       Exhibit

99              Press Release

PRESS RELEASE

MAY 31, 2005.

MAYFAIR MINING & MINERALS, INC. ENTERS A CONTRACT OF ASSOCIATION WITH AN ANGOLAN COMPANY.

MAYFAIR MINING & MINERALS, INC. (MFMM - OTCBB) is pleased to announce that, in its continuing review of mining projects within the Southern African Development Community, it has carried out an initial appraisal of the country of Angola - its mining laws, mining potential and licence availability. Angola is a country rich in resources, such as oil and diamonds, as well as many other economic minerals. The current policy of the Ministry of Mines is to encourage development away from the core oil and diamond industries and to promote development of the considerable economic potential of the country. Many projects in Angola have now been evaluated by Dr. Michael Smith, Director and Vice President of Mayfair Mining & Minerals, Inc. ("Mayfair").

The first project Mayfair is undertaking is a joint venture with a local company, Bepigma Lda. ("Bepigma"). Mayfair has been granted, through its wholly-owned UK subsidiary, a 70% interest in the Ucua Pegmatite Complex (the "Complex") in Bengo Province, a short distance to the north east of Luanda, the capital of Angola. The licence to develop the Complex, which is held by Bepigma, covers an area of 1369 square kilometres and was previously the subject of a major investigation in the 1980's by a Russian led geological team. Subsequent to this activity, no further development took place due to the Civil War in the country. Mayfair proposes to prospect the area for Beryl-related minerals, including emeralds, aquamarine, chrysoberyl and alexandrite, as part of its on-going interest in gemstone exploration and production. The extensive database of the earlier work has been made exclusively available to Mayfair and this is expected to result in the rapid targeting of an exploration program. The area is also prospective for Copper and Zinc, with targets already defined in the earlier Russian work. Existing discoveries of Beryllium and Niobium will also be evaluated. Beryllium is used in the aerospace industry and high temperature alloys. Niobium is used for alloys in specialist metals and is also one of the important group of metals that can be used in superconductivity environments. The terms of the agreement with Bepigma include a two-year work program and an investment of up to US$2.25 million dollars over three years, all at the discretion of Mayfair, which has all financial and operational control over the proposed project. Mayfair has 60 days from May 24, 2005, to approve and submit a work program to the Ministry of Mines. An initial payment of US$45,000 has to be paid to the Ministry of Mines as a security bond and a further US$40,000 is payable within 90 days for the Mining Development Program. A finder's fee, which is under negotiation, is payable to an unrelated third party on the transaction.

The licence to develop the Complex is valid for a period of 3 years, commencing May 24, 2005, and in the next 60 days Mayfair intends to obtain approval of its proposed work program from the Ministry of Mines and Geology.

Commenting on the project, Dr. Michael Smith said, "Ucua is one of many projects we are evaluating in Angola. It is exciting in the context of producing high-value minerals and we believe the availability of the earlier exploration program results could provide the Company with a head start on the project."



On behalf of the Board of Directors,


EUR. ING. DR. MICHAEL HAROLD SMITH, FIMM, C.ENG. VICE PRESIDENT, DIRECTOR.




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Contact:
Clive de Larrabeiti
President - + 44 1444 487100
info@mayfair-mining.com

SAFE HARBOR STATEMENT

This news release may include forward-looking statements within the meaning of
Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the Company's analysis of opportunities in the acquisition and development of various mining project interests and certain other matters. These statements are made under the "Safe Harbour" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward looking statements contained herein. Forward-looking statements involve risks and uncertainties. Words such as "will," "anticipates," "believes," "plans," "goal," "expects," "future," "intends" and similar expressions are used to identify these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described in this press release. Such risks include, but are not limited to terrorist activities that may affect our business or the economy in general; lack of success in mining activities; the prices of metals and gemstones; lack of funds to conduct mining activities; increase in costs of production, and similar risks. For further information about the Company, please refer to its materials filed with the Securities and Exchange Commission and available on the SEC website at www.sec.gov